Exhibit 99.1
ERICO International Corporation
Announces Second Quarter 2005 Results
SOLON, OH – August 10, 2005 — ERICO International Corporation (bond ticker CADDY) today reported results for its second quarter and six months ended June 30, 2005.
Net sales in the second quarter of 2005 were $100.1 million, an increase of $8.0 million, or 8.7%, compared with second quarter 2004 net sales of $92.1 million. The increase in net sales was due primarily to higher sales volume and increased selling prices. This performance is a new record for quarterly net sales and represents the first time that the Company has achieved the significant milestone of quarterly net sales greater than $100.0 million.
Gross profit in the second quarter of 2005 was $36.0 million, up $2.4 million, or 7.3%, from the second quarter 2004 gross profit of $33.6 million. The increase in gross profit was due primarily to increased selling prices and higher sales volume.
Operating expenses in the second quarter of 2005 were $23.0 million, up $2.0 million, or 9.7%, from second quarter 2004 operating expenses of $21.0 million. As a percentage of net sales, operating expenses slightly increased to 23.0% in the second quarter of 2005 from 22.8% for the second quarter of 2004.
The Company’s net cash provided by operating activities in the second quarter of 2005 was $16.7 million, compared with $11.6 million in the second quarter of 2004, representing a new quarterly record for this measure. The Company generated EBITDA of $15.6 million in the second quarter of 2005, compared with EBITDA of $16.5 million in the second quarter of 2004, a decrease of $0.9 million, or 5.0%. See below for the Company’s definition of EBITDA and a reconciliation of EBITDA to net cash provided by operating activities computed in accordance with accounting principles generally accepted in the United States (“GAAP”).
YEAR-TO-DATE RESULTS
Net sales for the six months ended June 30, 2005 were $190.1 million, up $14.5 million, or 8.3%, from net sales of $175.6 million for the six months ended June 30, 2004, setting a new record for net sales during the first six months of a year. The increase in net sales was due primarily to higher sales volume and increased selling prices.
Gross profit for the six months ended June 30, 2005 was $67.0 million, up $3.6 million, or 5.6%, from gross profit of $63.4 million for the six months ended June 30, 2004. The increase in gross profit was due primarily to increased selling prices and higher sales volume.
Operating expenses in the first six months of 2005 were $44.6 million, up $2.3 million, or 5.5%, from operating expenses of $42.3 million in the first six months of 2004. As a percentage of net sales, operating expenses declined to 23.5% in the first six months of 2005 from 24.1% for the first six months of 2004.
The Company’s net cash provided by operating activities was $8.8 million for the six months ended June 30, 2005 compared with $6.6 million in the six months ended June 30, 2004. The Company generated EBITDA of $28.6 million in the six months ended June 30, 2005, up $1.0 million, or 3.6%, from EBITDA of $27.6 million for the six months ended June 30, 2004. With this performance, the Company set a new record for EBITDA generation in the first six months of a year.

CONFERENCE CALL
The Company will hold a conference call at 10:00 a.m. (Eastern) on Wednesday, August 10, 2005 to provide an overview of the Company’s operating results for the second quarter and first six months ended June 30, 2005. Those interested in hearing the conference call may listen via telephone by dialing 1-866-814-8470 (the ID for the call is 743416).
ERICO is a leading designer, manufacturer and marketer of precision-engineered specialty metal products serving global niche product markets in a diverse range of electrical, commercial and industrial construction, utility and rail applications. The Company is headquartered in Solon, Ohio, USA, with a network of sales locations serving more than 25 countries and with manufacturing and distribution facilities worldwide. For more information, visit www.erico.com.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
Statements in this release that are not historical facts are forward-looking statements, as that term is defined by the federal securities laws, and can be identified by the use of terminology such as “believe,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “continue,” “positioned,” “strategy” and similar expressions. These statements are only the Company’s predictions and not guarantees of future performance. The Company’s actual results may differ materially from those contained in the forward-looking statements in this release as a result of risks, uncertainties and contingencies that include, without limitation, general economic conditions in the markets in which the Company operates, industry related and other factors such as the availability of sufficient amounts of raw materials, particularly steel and copper, and the Company’s ability to acquire these raw materials on an economic basis; risks associated with foreign operations, including fluctuations in exchange rates of foreign currencies; competitive pressures on pricing; operational issues at the Company’s facilities; availability of financing to fund operations at anticipated rates and terms; prolonged work stoppages; governmental or regulatory policies; product warranty, product liability and product recall costs; rapid increases in health care costs; the Company’s acquisition activities; the Company’s substantial debt and leverage and ability to service its debt; the restrictive covenants contained in the agreements governing the Company’s indebtedness; the Company’s ability to realize revenue growth; the Company’s ability to implement initiatives designed to increase operating efficiencies and improve results; the loss of major customers; acts of war or terrorism; and other risks and uncertainties set forth under “Risk Factors” in the Company’s SEC filings, including its Annual Report on Form 10-K filed with the SEC on March 9, 2005 and available at www.sec.gov. The Company undertakes no obligation, except as required by law, to update these statements.

ERICO International Corporation and Subsidiaries
Condensed Consolidated Income Statements (Unaudited)
(Dollars in Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net sales	$100,128	$92,112	$190,078	$175,562
Cost of sales	64,089	58,529	123,090	112,140

Gross profit	36,039	33,583	66,988	63,422

Operating expenses	23,004	20,972	44,623	42,311

Operating income	13,035	12,611	22,365	21,111
Interest expense, net	3,905	3,857	7,785	7,347
Foreign exchange loss (gain), net	275	(817)	466	(393)
Other expense	—	—	—	1,236

Income before income taxes	8,855	9,571	14,114	12,921
Provision for income taxes	3,062	3,749	5,111	5,077

Net income	$5,793	$5,822	$9,003	$7,844

ERICO International Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Per Share Amounts)

	June 30,	December 31,
	2005	2004
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,294	$2,321
Trade accounts receivable, net	60,727	50,485
Inventories, net	53,972	59,600
Other current assets	6,889	8,909

Total current assets	123,882	121,315

Property, plant and equipment, net	46,314	52,522
Goodwill	101,403	101,303
Other intangible assets, net	36,922	36,905
Other assets	10,246	10,676

Total assets	$318,767	$322,721

Liabilities and stockholder’s net investment
Current liabilities:
Trade accounts payable	$30,231	$26,422
Accrued compensation	10,861	13,446
Dividend payable	—	15,000
Other current liabilities	21,264	21,874

Total current liabilities	62,356	76,742

Long-term debt	160,175	152,175
Deferred income taxes	27,831	28,894
Other long-term liabilities	15,548	16,785

Stockholder’s net investment:
Common stock, par value $1.00 per share, 1,500,000 shares authorized, 1 share issued and outstanding	—	—
Parent company investment	55,702	46,699
Accumulated other comprehensive (loss) income	(2,845)	1,426

Total stockholder’s net investment	52,857	48,125

Total liabilities and stockholder’s net investment	$318,767	$322,721

ERICO International Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in Thousands)

	Six Months Ended June 30,
	2005	2004
Operating activities
Net income	$9,003	$7,844
Depreciation and amortization	6,664	6,074
Other operating activities	(6,848)	(7,315)

Net cash provided by operating activities	8,819	6,603

Investing activities
Capital expenditures	(1,175)	(1,000)
Other investing activities	(624)	(205)

Net cash used in investing activities	(1,799)	(1,205)

Financing activities
Dividends paid	(15,000)	(25,000)
Net borrowings (payments) on revolving line of credit	8,000	(23,200)
Proceeds from issuance of subordinated debt	—	121,500
Principal payments on long-term debt	—	(72,950)
Financing fees paid	—	(4,970)

Net cash used in financing activities	(7,000)	(4,620)

Effect of exchange rate changes on cash and cash equivalents	(47)	16

Increase (decrease) in cash and cash equivalents	(27)	794
Cash and cash equivalents at beginning of period	2,321	2,421

Cash and cash equivalents at end of period	$2,294	$3,215

The Company defines EBITDA, a non-GAAP financial measure, as net income plus income taxes, interest expense, net, depreciation, amortization and certain other non-cash, non-recurring items. The Company has chosen to present EBITDA because the Company believes it is a widely accepted financial indicator of a company’s ability to service and incur indebtedness and because EBITDA is used in the Company’s financial debt covenants. Additionally, management uses EBITDA, among other financial measures, for planning and forecasting purposes. However, EBITDA should not be considered as an alternative to net cash provided by operating activities as a measure of liquidity in accordance with GAAP. Since EBITDA is not calculated identically by all companies, the Company’s method of computation may not be comparable to those disclosed by other companies. Following is a reconciliation of EBITDA to net cash provided by operating activities, which the Company believes is the most directly comparable GAAP measure of a company’s ability to service and incur indebtedness:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net cash provided by operating activities	$16,720	$11,615	$8,819	$6,603
Interest expense, net	3,905	3,857	7,785	7,347
Provision for income taxes	3,062	3,749	5,111	5,077
Foreign exchange (loss) gain, net	(275)	817	(466)	393
Deferred taxes	917	252	1,136	457
Amortization of financing fees and discount on senior subordinated notes included in interest expense, net	(223)	(224)	(446)	(399)
Net changes in operating assets and liabilities	(8,467)	(3,600)	6,623	8,100

EBITDA	$15,639	$16,466	$28,562	$27,578

Contact:	Polly Bloom
Investor Relations
(440) 542-1304